Registration No. 333-______

As filed with the Securities and Exchange Commission on April 13, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

IAMGOLD Corporation

(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

401 Bay Street, Suite 3200, P.O. Box 153

Toronto, Ontario M5H 2Y4, Canada

(Address of principal executive offices,

including zip code)

IAMGOLD Corporation Share Incentive Plan

Stock Option Plan for Key Employees of Cambior Inc. and its Subsidiaries

(Full title of the plans)

DL Services Inc.

1420 5th Avenue, Suite 3400

Seattle, WA 98101

Tel: (206) 903-2373

(Name, address and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Shares, no par value	8,969,921 common shares	$7.70(3)	$69,063,199	$2,121

(1)	Represents 7,249,724 common shares of IAMGOLD Corporation that may be offered or sold pursuant to the IAMGOLD Corporation Share Incentive Plan (the “IAMGOLD Plan”) and 1,720,197 common shares of IAMGOLD Corporation that may be offered or sold pursuant to the Stock Option Plan for Key Employees of Cambior Inc. and its Subsidiaries (the “Cambior Plan” and, together with the IAMGOLD Plan, the “Plans”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional common shares that may be offered or issued under the IAMGOLD Plan or the Cambior Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based on (i) $8.19, the average of the high and low prices of IAMGOLD common shares as reported on the New York Stock Exchange on April 11, 2007, with respect to 2,157,224 common shares available for issuance under the IAMGOLD Plan and (ii) $7.55, the weighted average option exercise price of 6,812,697 common shares issuable pursuant to options currently outstanding under the Plans. U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on April 12, 2007. On such date, the noon buying rate was USD$1.00=CDN$1.1362.

INTRODUCTORY STATEMENT

On November 8, 2006, pursuant to an Amended and Restated Acquisition Agreement (the “Acquisition Agreement”), IAMGOLD Corporation (“IAMGOLD” or “we”) acquired 100% of the issued and outstanding common shares of Cambior Inc. (“Cambior”). As part of that transaction, each option to purchase common shares of Cambior under the Cambior Plan outstanding as of November 8, 2006 was converted into an option to purchase the number of common shares of IAMGOLD equal to the number of common shares of Cambior subject to such option multiplied by an exchange ratio set forth in the Acquisition Agreement. The former options to purchase Cambior common shares that have been converted into options to purchase IAMGOLD common shares continue to be subject to the terms of the Cambior Plan and the agreements evidencing the grants thereunder.

This Registration Statement on Form S-8 (this “Registration Statement”) relates to common shares of IAMGOLD issuable (a) pursuant to the IAMGOLD Plan, and (b) pursuant to the former options to purchase Cambior common shares that have been converted into options to purchase IAMGOLD common shares.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by IAMGOLD, are incorporated by reference in this registration statement:

(a)	Our Annual Report on Form 40-F filed with the SEC on March 30, 2007;
(b)

Our Reports on Form 6-K furnished to the SEC on January 17, 2007, January 29, 2007, January 31, 2007, February 12, 2007, February 13, 2007, February 20, 2007, February 21, 2007, March 15, 2007, March 21, 2007, and April 5, 2007; and

(c)

The description of our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on December 19, 2005, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

IAMGOLD is incorporated under the federal laws of Canada. Under the Canada Business Corporations Act, we may indemnify a present or former director or officer or another individual who acts or acted at IAMGOLD’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual, in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with IAMGOLD or other entity, provided that: (a) the individual acted honestly and in good faith with a view to the best interests of IAMGOLD or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at IAMGOLD’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. IAMGOLD may advance monies to such individuals for the costs, charges and expenses of any such proceeding. The individual shall repay the monies if the individual does not fulfill the conditions set out in (a) and (b) above. IAMGOLD must indemnify a director, officer or other individual referred to above in respect of the costs, charges and expenses reasonably incurred by the individual in connection with the defense of any proceeding to which the individual is subject arising because of that individual’s association with IAMGOLD or other entity as referred to above, where that individual is judged by the competent authority not to have committed any fault or omitted to do anything that the individual ought to have done and the individual fulfills the conditions set out in (a) and (b) above.

Our By-Law Number One provides, subject to the limitations contained in the Canada Business Corporations Act, that we shall indemnify a director or officer, a former director or officer, or an individual who acts or acted at the request of IAMGOLD as a director or officer or in a similar capacity of another entity, and each of their respective heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is made a party by reason of being or having been a director or officer of IAMGOLD or at the request of IAMGOLD as a director or officer or in similar capacity of another entity, provided that conditions (a) and (b) set out above are met. IAMGOLD shall advance moneys to a director, officer or other individual for the costs, charges and expenses of any proceeding to which they are a party by reason of being a director, officer or having acted at the request of IAMGOLD as a director or officer or in a similar capacity for another entity. The individual shall repay such moneys if he or she does not fulfill conditions (a) and (b) set out above.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers IAMGOLD for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.
4.1	Articles of Amalgamation of IAMGOLD Corporation
4.2	By-law Number One of IAMGOLD Corporation
4.3	Specimen of Common Share Certificate (incorporated by reference to Exhibit 2 to the registrant’s Form 8-A dated November 27, 2002)
4.4	IAMGOLD Corporation Share Incentive Plan
4.5	Stock Option Plan for Key Employees of Cambior Inc. and its Subsidiaries
5.1	Opinion of Fraser Milner Casgrain LLP
23.1	Consent of Fraser Milner Casgrain LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (See page II-5 of this registration statement)

Item 9.              Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longueuil, Province of Quebec, on April 13, 2007.

IAMGOLD Corporation

By: /s/ Lucie Desjardins
Lucie Desjardins
Assistant Corporate Secretary and Senior Legal Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the following capacities on this 13th day of April, 2007.

Signature	Title

/s/ Joseph F. Conway Joseph F. Conway	President, Chief Executive Officer, and Director (principal executive officer)
/s/ Grant A. Edey Grant A. Edey	Chief Financial Officer (principal financial and accounting officer)
William D. Pugliese	Director
* Derek Bullock	Director
* Donald K. Charter	Director
* Robert W. Dengler	Director
* Stephen Freedhoff	Director
* Mahendra Naik	Director
Guy Dufresne	Director

* John Shaw	Director
* John E. Caldwell	Director
Jean-André Élie	Director
* Peter C. Jones	Director
* /s/ Lucie Desjardins Lucie Desjardins Attorney-in-Fact

Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Larry E. Phillips and Lucie Desjardins, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with such state commissions and other agencies as necessary, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Joseph F. Conway Joseph F. Conway	President, Chief Executive Officer, and Director (principal executive officer)
/s/ Grant A. Edey Grant A. Edey	Chief Financial Officer (principal financial and accounting officer)
William D. Pugliese	Director
/s/ Derek Bullock Derek Bullock	Director
/s/ Donald K. Charter Donald K. Charter	Director
/s/ Robert W. Dengler Robert W. Dengler	Director
/s/ Stephen Freedhoff Stephen Freedhoff	Director
/s/ Mahendra Naik Mahendra Naik	Director
Guy Dufresne	Director

/s/ John Shaw John Shaw	Director
/s/ John E. Caldwell John E. Caldwell	Director
Jean-André Élie	Director
/s/ Peter C. Jones Peter C. Jones	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of IAMGOLD Corporation in the United States, on this 13th day of April, 2007.

IAMGOLD Purchasing Services Inc.

(Authorized U.S. Representative)

By:/s/ André Le Bel

André Le Bel
Vice President

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Amalgamation of IAMGOLD Corporation
4.2	By-law Number One of IAMGOLD Corporation
4.3	Specimen of Common Share Certificate (incorporated by reference to Exhibit 2 to the registrant’s Form 8-A dated November 27, 2002)
4.4	IAMGOLD Corporation Share Incentive Plan
4.5	Stock Option Plan for Key Employees of Cambior Inc. and its Subsidiaries
5.1	Opinion of Fraser Milner Casgrain LLP
23.1	Consent of Fraser Milner Casgrain LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (See page II-5 of this registration statement)